Exhibit 99.1


         FOR IMMEDIATE RELEASE CONTACT: Chuck Shreve (972) 720-1800


         Eight New Contracts and Continued Cross-Selling Within Current Oil and Gas Client Base Indicate Positive Growth Trend for Avatar Systems


         Tuesday April 20, 10:00 am ET


         DALLAS, April 20  /PRNewswire-FirstCall/ -- Avatar (OTC Bulletin Board:
AVSY - News), the petroleum industry's leading provider of integrated software solutions, won the business of eight new oil and gas companies during the fourth quarter of 2003. In addition, Avatar obtained new business from current clients by upgrading their software systems with Avatar's recently released new modules.

         "Avatar has shown a real strength, realizing eight significant new contracts, in spite of a sluggish economy," says Chuck Shreve, President of Avatar Systems.

         Avatar is generating business by cross-selling recently released new modules within its client base. "Our customers drive our product, we just fulfill the need," says Shreve. "Our technologically advanced modules are providing clients considerable reductions in operating costs."

         In the fourth quarter of 2003, Avatar clients have purchased fourteen Check Solution modules, one CDEX module, one Sales Billing module and three Land Systems. The Check Solution prints complete account information, including MICR encoded numbers, on blank check stock. This saves oil and gas companies significant dollars, allowing them to purchase blank check stock, rather than pre-printed checks for numerous accounts. "Most of our competition uses third party vendors for this solution," comments Shreve. "Avatar, on the other hand, develops modules that integrate into our software solutions."

         The  CDEX  module  saves  time  and  money  for  Avatar   customers  by
downloading electronic revenue information as opposed to requiring that the information be keyed in manually.

         The Sales Billing module is a non-oil and gas specific sales component that can be used for any resale/billing operation. The integrated solution eliminates the need for and cost associated with a second, generic accounting system.

         The recently released Petroware 2000 Land Module allows oil and gas operators to track land and lease records as well as timely pay delay rentals and shut-in payments to royalty owners. "We are very excited to be releasing this module as it is another step towards having a full oil and gas ERP solution on the Windows TM platform," says Shreve.

         Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry. Currently, Avatar has a growing customer base of 300 on its Petroware(TM) products, approximately 40 customers utilizing the Company's Avatar400(TM) IBM AS400 product and 100 subscribers utilizing its ASP services. Two years ago, Avatar released its new 32 bit Windows based product, Petroware 2000(TM), which has had over 150 users since its release. Avatar launched its ASP (Application Service Provider) "RAPID"(TM) product in 1998. Avatar's product portfolio provides excellent assistance in the crucial function of effectively managing a business in the petroleum industry.

         The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.